EXHIBIT 99.3

UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

        The following unaudited pro forma condensed combining statement of income and unaudited pro forma condensed combining balance sheet, which we collectively refer to as the “Pro Forma Statements,” give effect to the merger between Univision Communications Inc. (“Univision”) and Hispanic Broadcasting Corporation (“HBC”) and assume that the transactions had occurred as of January 1, 2002, in the case of the statement of income data, and as of June 30, 2003, in the case of the balance sheet data.

        The Pro Forma Statements are presented for informational purposes only. You should not rely on the pro forma financial data as an indication of the combined financial position or results of operations of future periods or the results that actually would have been realized had the companies been a single company during the periods presented.

        The Pro Forma Statements are based upon available information and upon certain assumptions that management of Univision believes are reasonable. The pro forma adjustments give effect to the merger under the purchase method of accounting and assume that 0.85 of a share of Univision Class A common stock had been issued in exchange for each outstanding share of HBC common stock. The pro forma condensed combining balance sheet reflects preliminary estimates of the fair value of assets acquired and liabilities assumed used in the allocation of the purchase price and is subject to further adjustment based upon the completion of a formal appraisal. Management of Univision has preliminarily allocated the difference between purchase price and book value to indefinite lived identifiable intangible assets and does not believe that any differences in the final purchase price allocation will have a material impact on the Pro Forma Statements. Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, provides that goodwill and other indefinite lived intangible assets resulting from business combinations completed subsequent to June 30, 2001 will not be amortized but instead are required to be tested for impairment at least annually. (See “Notes to Unaudited Pro Forma Condensed Combining Balance Sheet”).

        The Pro Forma Statements do not reflect any pro forma adjustments for other business acquisitions in 2002 or 2003 by Univision or HBC, including Univision’s Fonovisa Music Group in April 2002, as they do not individually or in the aggregate exceed the threshold for reporting of a significant subsidiary. The Pro Forma Statements do not reflect any pro forma adjustments for the potential sale of two radio stations that may be required pursuant to pending FCC rules because, even if such rules become effective, we do not believe that such potential sales individually or in the aggregate would exceed the threshold for reporting of a significant subsidiary.

        The pro forma condensed combining statement of income does not reflect any adjustments for synergies that Univision expects to realize commencing upon consummation of the acquisition. No assurances can be made as to the amount of cost savings or revenue enhancements, if any, that may be realized.

        In connection with the completion of the merger, Univision has restructured its ownership interest in Entravision by exchanging its common stock for non-voting preferred stock. The Pro Forma Statements reflect the subsequent accounting for this conversion of stock and change in significant influence. Prior to the merger, Univision accounted for its investment in Entravision under the equity method and now accounts for its investment under the cost method.

        The Pro Forma Statements and accompanying notes should be read in conjunction with the historical consolidated financial statements of Univision and HBC previously filed in their respective June 30, 2003 Forms 10-Q and in Univision’s December 31, 2002 Annual Report on Form10-K/A and in HBC’s December 31, 2002 Annual Report on Form10-K.

Univision Communications Inc.

Unaudited Pro Forma Condensed Combining Balance Sheet

As of June 30, 2003

	Historical
		Hispanic	Pro Forma		Pro Forma
	Univision	Broadcasting	Adjustments		Combined
Assets	($ in thousands)
Cash and cash equivalents	$66,601	$22,957	$(33,295)	(a)	$56,263
Accounts receivable, less allowance for doubtful accounts	243,231	57,608	—		300,839
Program rights	36,546	—	—		36,546
Prepaid expenses and other	81,623	4,001	—		85,624
Total current assets	428,001	84,566	(33,295)		479,272
Property and equipment, less accumulated depreciation	468,047	54,737	—		522,784
Intangible assets, less accumulated amortization	1,494,930	1,103,007	3,122,422	(b) (c)	5,720,359
Goodwill, less accumulated amortization	514,105	85,245	—		599,350
Program rights	37,696	—	—		37,696
Investment in unconsolidated subsidiaries	513,639	—	—		513,639
Deferred charges and other assets	56,536	55,874	(18,454)	(a) (d)	93,956
Total assets	$3,512,954	$1,383,429	$3,070,673		$7,967,056

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$182,157	$26,713	$—		$208,870
Accrued interest	20,042	—	—		20,042
Accrued license fee	13,021	—	—		13,021
Deferred advertising revenues	4,250	—	—		4,250
Program rights obligation	18,136	—	—		18,136
Current portion of long-term debt and capital lease obligations	5,638	7	—		5,645
Total current liabilities	243,244	26,720	—		269,964
Long-term debt	1,366,010	41,400	—		1,407,410
Capital lease obligations	76,042	—	—		76,042
Deferred advertising revenues	7,585	—	—		7,585
Program rights obligation	28,809	—	—		28,809
Deferred tax liabilities	145,462	153,323	900,057	(c)	1,198,842
Minority interest	—	1,328	—		1,328
Other long-term liabilities	27,937	—	—		27,937
Common stock	2,294	109	(109)	(e)	3,220
			926	(f)
Paid-in-capital	1,225,167	1,050,455	(1,050,455)	(e)	4,568,655
			3,343,722	(f)
			(234)	(d)
Deferred compensation	—	—	(626)	(g)	(626)
Retained earnings	412,597	120,202	(120,202)	(e)	400,083
	—	—	(12,514)	(a)
Treasury stock	(22,193)	(10,108)	10,108	(e)	(22,193)
Total stockholders’ equity	1,617,865	1,160,658	2,170,616		4,949,139
Total liabilities and stockholders’ equity	$3,512,954	$1,383,429	$3,070,673		$7,967,056

See accompanying notes to unaudited pro forma condensed combining financial statements

Univision Communications Inc.

Unaudited Pro Forma Condensed Combining Statement of Income

For the Six Months Ended June 30, 2003

	Historical
	Univision	Hispanic Broadcasting	Entravision(g)	Pro Forma Adjustments		Pro Forma Combined
	($ in thousands, except per-share data)
Net revenues	$581,842	$133,918	$—	$(1,475)	(a)	$712,028
				(2,257)	(b)
Operating expenses	406,444	97,501	—	(221)	(a)	500,397
				(1,070)	(c)
				(2,485)	(d)
				78	(e)
				150	(f)
Depreciation and amortization	39,240	6,652	—	—		45,892
Operating income	136,158	29,765	—	(184)		165,739
Interest expense, net	37,211	96	—	—		37,307
Amortization of deferred financing costs	1,902	—	—	—		1,902
Equity loss in unconsolidated affiliate and other	6,561	—	(2,816)	—		3,745
Income before taxes	90,484	29,669	2,816	(184)		122,785
Provision for income taxes	36,112	13,588	1,126	1,119	(h)	51,945
Income from continuing operations	$54,372	$16,081	$1,690	$(1,303)		$70,840

Basic Earnings Per Share:
Earnings per share	$0.24	$0.15				$0.22
Weighted average common shares outstanding	228,208	108,877				320,753	(i)

Diluted Earnings Per Share:
Earnings per share	$0.21	$0.15				$0.20
Weighted average common shares outstanding	257,689	109,518				350,779	(i)

See accompanying notes to unaudited pro forma condensed combining financial statements

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINING FINANCIAL STATEMENTS

Basis of Pro Forma Presentation

On June 11, 2002, Univision and HBC entered into an Agreement and Plan of Reorganization pursuant to which, on September 22, 2003, HBC became a wholly-owned subsidiary of Univision in a transaction to be accounted for using the purchase method of accounting. The total estimated purchase price of approximately $3.4 billion includes Univision common stock valued at approximately $3.3 billion, assumed stock options with a fair value of approximately $74 million and estimated direct transaction costs of approximately $39 million.

The unaudited pro forma condensed combining financial statements provide for the issuance of approximately 92.6 million shares of Univision Class A common stock, based upon an exchange ratio of 0.85 of a share of Univision Class A common stock for each outstanding share of HBC common stock. The actual number of shares of Univision Class A common stock to be issued will be determined based on the actual number of shares of HBC common stock outstanding at the completion of the merger. The average market price per share of Univision Class A common stock of $35.312 is based on an average of the closing prices for two days prior, the day of and two days subsequent to the announcement date (June 12, 2002) of the merger. At June 30, 2003, HBC had options outstanding to purchase approximately 5.6 million shares. At the completion of the merger, each HBC option will be converted into an option to purchase a number of shares of Univision Class A common stock determined by multiplying the number of shares of HBC common stock subject to the option by 0.85, with the exercise price being adjusted to equal the exercise price of the HBC option divided by 0.85. The actual number of options to be assumed will be determined based on the actual number of HBC options outstanding at the completion of the merger. The fair value of the outstanding options was determined using the Black-Scholes valuation model. In accordance with the terms of HBC’s equity-based plans, all of HBC’s outstanding options, except those granted in the month prior to the signing of the Agreement and Plan of Reorganization to certain executive officers, vested upon the closing of the merger.

HBC’s June 30, 2003 historical income statement includes $1.2 million of merger costs. As a result of the completion of the merger, HBC will incur approximately $12.5 million in additional costs which are not reflected in the pro forma condensed combining statements of income.

The estimated total purchase price is as follows (in millions):

Value of Univision Class A common stock issued	$3,270

Assumption of HBC options	74

Total value of Univision securities	3,344

Estimated direct transaction costs	39

Total estimated purchase price	$3,383

Under the purchase method of accounting, the total estimated purchase price as shown in the above table is allocated to HBC’s net tangible and intangible assets based on their estimated fair values as of the date of the completion of the merger. Based on a preliminary valuation made by Univision management and subject to changes upon receipt of a final independent third party valuation and other factors as described in the introduction to the unaudited pro forma condensed combining financial statements, the estimated purchase price is preliminarily allocated as follows (in millions):

Estimated purchase price preliminary allocation:
Net assets, including intangible assets	$1,161
Intangible assets (principally FCC licenses)	2,222

Total estimated purchase price preliminary allocation	$3,383

Notes to Unaudited Pro Forma Condensed Combining Balance Sheet

($ in thousands)

(a)                                  Represents the costs of Univision and HBC related to the merger.

(b)                                 Represents the recording of indefinite life identifiable intangible assets related to the acquisition of HBC. Univision will have an appraisal completed after the closing. Univision does not expect there to be material changes to the estimates made in the Unaudited Pro Forma Condensed Combining Balance Sheet.

Number of shares issued	92,615
Price per share	$35.312
$3,270,421
Value of stock options issued to HBC employees as of June 30, 2003	73,618
Acquisition costs	39,000
Less: net assets acquired	(1,160,658)
Intangible assets	$2,222,381

(c)                                  Represents the temporary difference between book and tax basis for the identified intangibles other than goodwill.

(d)                                 Represents the elimination of deferred financing costs of HBC following the merger.

(e)                                  Represents the elimination of the historical common stock, paid in capital, retained earnings and treasury stock of HBC.

(f)                                    Records the issuance of common stock in connection with the merger and the related acquisition costs.

(g)                                 Represents the value of the deferred compensation related to certain stock options issued to HBC’s executive officers in the month prior to the signing of the Agreement and Plan of Reorganization that do not vest upon the closing of the merger.

Notes to Unaudited Pro Forma Condensed Combining Statement of Income

(a)                                  Represents the elimination of Univision revenue derived from sales to HBC, and also represents the elimination of Univision operating expenses related to license fee payments that Univision makes related to such sales.

(b)                                 Represents the elimination of HBC revenue derived from sales to Univision.

(c)                                  Represents the elimination of Univision advertising expenses derived from the purchase of advertising on HBC’s radio stations.

(d)                                 Represents the elimination of HBC advertising expenses derived from the purchase of advertising on Univision’s television stations.

(e)                                  Represents the compensation expense related to certain stock options issued to HBC management in the month prior to the signing of the Agreement and Plan of Reorganization that do not vest upon the closing of the merger.

(f)                                    Represents the increase in compensation under the new compensation arrangement with a current HBC executive.

(g)                                 Represents the elimination of Univision equity loss relating to its investment in Entravision. In  connection with the completion of the merger, Univision restructured its ownership interest in Entravision by exchanging its voting common stock interest in Entravision for non-voting preferred stock. As a result, Univision no longer has significant influence and accounts for Entravision under the guidance provided by Statement of Financial Accounting Standards No.115 “Accounting for Certain Investments in Debt and Equity Securities”.

(h)                                 Represents the change in provision for taxes resulting from the merger.

(i)                                     Represents Univision’s weighted average common shares outstanding plus 0.85 times HBC’s weighted average common shares outstanding.